Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2024
(millions, except per share amounts)
Operating Revenue	$14,593

Operating Expenses	11,039

Income from operations	3,554

Other income (expense)	1,366

Interest and related charges	2,054

Income from continuing operations including noncontrolling interest before income tax expense	2,866

Income tax expense	555

Net income from continuing operations including noncontrolling interest	2,311

Net income (loss) from discontinued operations including noncontrolling interest	124

Net income including noncontrolling interests	2,435

Noncontrolling interests	—

Net Income Attributable to Dominion Energy	$2,435

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,311
Net income (loss) from discontinued operations	124
Net income attributable to Dominion Energy	$2,435

EPS – Basic
Net income from continuing operations	$2.63
Net income (loss) from discontinued operations	0.15
Net income attributable to Dominion Energy	$2.78

EPS – Diluted
Net income from continuing operations	$2.63
Net income (loss) from discontinued operations	0.15
Net income attributable to Dominion Energy	$2.78

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2024
(millions)
Operating Revenue	$10,080

Operating Expenses	7,118

Income from operations	2,962

Other income (expense)	207

Interest and related charges	819

Income before income tax expense	2,350

Income tax expense	458

Net Income	$1,892